Exhibit 99.1

FOR IMMEDIATE RELEASE

Kuva and Lisata Therapeutics Tender Offer Update

HOUSTON, TX — June 1, 2026 — As previously announced on May 29, 2026, Kuva Labs, Inc. (“Kuva” or “Parent”) and Lisata Therapeutics, Inc. (“Lisata”) (Nasdaq: LSTA), together with Kuva’s wholly owned subsidiary Kuva Acquisition Corp. (“Kuva Acquisition”), entered into an amendment (the “Amendment”) to the previously announced Agreement and Plan of Merger, dated as of March 6, 2026, by and among Kuva, Kuva Acquisition and Lisata (the “Merger Agreement”). Pursuant to the Amendment, the consideration payable in the tender offer for all of the outstanding shares of common stock of Lisata contemplated by the Merger Agreement (the “Offer”) has been revised to $4.00 per share in cash, net to the seller, without interest and less any applicable withholding taxes, plus one contingent value right (“CVR”) per share, representing the right to receive two (2) contingent cash payments up to an aggregate of $3.00 per CVR upon achievement of specific milestones pursuant to an amended and restated contingent value rights agreement.

The Offer will not commence on June 1, 2026 as previously announced due to continuing negotiations regarding financing of the Offer. Kuva is evaluating the timing of commencement of the Offer.

Contact:

Mark Land, CEO
mark.land@kuvalabs.com

About Kuva

Kuva is a clinical bioscience company developing the proprietary NanoMark direct MR imaging platform. Kuva was founded in 2019, after its founders experienced tragic losses in cancer cases which could have been presented with better tools. In partnership with leading oncology research organizations Kuva is seeking to transform the way cancer is seen and ultimately treated. This technology enables the selective and unambiguous imaging of solid tumors with the highest contrast and spatial resolution without the use of ionizing radiation. This information speeds both accurate diagnosis and treatment - delivering better and quicker clinical intervention and better overall outcomes. For more information, please visit www.kuvalabs.com.

Additional Information and Where to Find It

The tender offer referred to in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Parent and Purchaser will file with the SEC upon commencement of the tender offer, if commenced at all. At the time the tender offer is commenced, if commenced at all, Parent and Purchaser will cause to be filed a tender offer statement on Schedule TO with the SEC, and Lisata will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO IF AND WHEN SUCH TENDER OFFER MATERIALS AND SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 ARE FILED WITH THE SEC. INVESTORS AND STOCKHOLDERS OF LISATA ARE URGED TO READ THESE DOCUMENTS CAREFULLY IF AND WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON SHARES IN THE TENDER OFFER IF COMMENCED.

Both the tender offer statement and the solicitation/recommendation statement will be sent free of charge to all of Lisata’s stockholders if the tender offer is commenced. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Lisata, if the tender offer is commenced, by accessing https://ir.lisata.com or by contacting Investor Relations at (908) 842-0084. In addition, if the tender offer is commenced, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC.

LISATA’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Cautionary Note Regarding Forward-Looking Statements

This communication includes forward-looking statements that are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, statements regarding the proposed acquisition of Lisata by Parent, the expected timetable for commencing or completing the transaction, if at all, and Lisata’s future financial or operating performance. These forward-looking statements typically can be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “will,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed acquisition of Lisata by Parent, similar transactions, prospective performance, future plans, events, expectations, objectives, opportunities, and the outlook for Lisata; the expected timing of the commencement or completion of the transaction, if at all; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties; accordingly, investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially due to several factors. Factors that could cause future results to differ materially include: risks associated with the timing of the commencement of the tender, including the risk that Parent may not commence the tender offer promptly or at all; risks associated with the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction will not occur; uncertainties as to how many of Lisata’s stockholders will tender their shares in the offer; the possibility that competing offers will be made; the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring the Parent or the Company to pay a termination fee pursuant to the Merger Agreement and circumstances affecting the ability of such party to make such payment; the outcome of any legal proceedings that may be instituted by or against the parties and others related to the Merger Agreement; unanticipated difficulties or expenditures relating to the proposed transaction; the response of business partners to the announcement of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; the possibility that the milestone payment related to the CVR will never be achieved and that no milestone payment may be made; the risk that any stockholder litigation in connection with the proposed transactions may result in significant costs of defense, indemnification and liability; Lisata’s ability to successfully demonstrate the efficacy and safety of its product candidates, and the preclinical or clinical results for its product candidates, which may not support further development of such product candidates; comments, feedback and actions of regulatory agencies; Lisata’s dependence on the successful clinical development, regulatory approval and commercialization of its product candidates; the inherent uncertainties associated with developing new products or technologies and operating as clinical stage company; the Company’s cash sufficiency and runway; and other risks identified in Lisata’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent filings with the SEC. Lisata cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The forward-looking statements in this communication speak only as of the date of this communication. Lisata undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by applicable law.

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